Exhibit 99.2

August 10, 2023

FLOWERS FOODS ANNOUNCES RETIREMENT OF CHIEF SALES OFFICER

THOMASVILLE, Ga. – Flowers Foods, Inc. (NYSE: FLO) today announced that effective December 31, 2023, D. Keith Wheeler, chief sales officer, will retire from the company after 35 years of service. Wheeler will step down from his current role on August 31, 2023, and will serve until his retirement as a senior advisor to Ryals McMullian, chairman, chief executive officer, and president of Flowers.

“I’d like to extend my heartfelt gratitude to Keith for his years of exemplary service to our company,” said McMullian. “His unique combination of leadership, communication, and collaboration – together with an in-depth understanding of our business – has had a tremendous impact on our company’s success. Flowers Foods and the teams Keith has led throughout his career have benefitted greatly from his extensive experience, industry knowledge, and friendship. We wish him the very best in his retirement.”

Wheeler joined Flowers Foods in 1988 and was named to his current role in 2017. Previously, he served as president of Flowers Bakeries, senior vice president of the company’s West Coast region, regional controller, and bakery president. In these roles, he led numerous large-scale projects important to the company’s growth, including integrating several bakery and brand acquisitions and expanding distribution networks in key markets.

About Flowers Foods

Headquartered in Thomasville, Ga., Flowers Foods, Inc. (NYSE: FLO) is one of the largest producers of packaged bakery foods in the United States with 2022 sales of $4.8 billion. Flowers operates bakeries across the country that produce a wide range of bakery products. Among the company’s top brands are Nature’s Own, Dave’s Killer Bread, Wonder, Canyon Bakehouse, and Tastykake. Learn more at www.flowersfoods.com.

Investor Contact: J.T. Rieck (229) 227-2253

Media Contact: flowersfoods.com/contact/media-inquiries